EXHIBIT 99.1

Company Contact:
Mark Perkins
Executive Vice President
mperkins@aerosonic.com
727.461.3000

For immediate release

Aerosonic Secures Financing For Up To $2 Million

CLEARWATER, Fla. – May 20, 2009 - Aerosonic Corporation (NYSE Amex: AIM ), a leading supplier of precision flight products for commercial, business and military aircraft, announced today that on May 14, 2009, the company entered into three unsecured loan agreements for up to $2 million in principal amount in the aggregate with attached warrants.  The $2 million in principal amount of the loans available to the company are represented by three separate 14% unsecured subordinated notes issued to three Aerosonic stockholders, Bruce J. Stone, Redmond Family Investments, LLP and Martin L. Schaffel (the “Investors”).  Aerosonic may, at its discretion, draw down upon the loans on a pro rata basis.  Each of the subordinated notes are payable in full on or before April 10, 2010.  Upon each cash draw down, Aerosonic will be required to issue common stock and warrants to the Investors, subject to approval by NYSE Amex of the company’s Additional Listing Application.  All shares of Aerosonic common stock that may be issued in connection with the subordinated notes or upon exercise of the warrants will not be registered under the Securities Act of 1933 and will be eligible to be sold pursuant to Rule 144.  Additional terms of the financing can be found in the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Douglas J. Hillman, Chief Executive Officer of Aerosonic states:  “Although our recovery from the fire has progressed nicely, cash flow demands over the next few months require that we have access to additional working capital. We are grateful that some of our investors were willing to provide this needed financing under very difficult market conditions.  The financing will allow us to firmly complete our recovery and build for the future.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com ..

 This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

 Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.